Filed Pursuant to Rule 433

Registration Nos. 333-208463 and 333-208463-01

*PRICING DETAILS* $322.297mm WFNMT 2018-B (Credit Card)

Joint Leads: J.P. Morgan (struc), Fifth Third, Mizuho, MUFG

Co-Managers: BNP, CIBC, RBC, Scotia, US Bank, Wells Fargo

CLS	AMT($MM)	WAL	S/F/D	E.FINAL	PRICING	%	COUPON	$
A	300.000	2.97	AAA/AAA/AAA	09/15/21	IntS+45	3.495	3.46	99.97196
M	22.297	2.97	AA/AA/AA	09/15/21	IS+80	3.845	3.81	99.98676

Expected Pricing	:	PRICED
Expected Settle	:	09/27/18
First Payment Date	:	11/15/18
Expected Ratings	:	S&P/Fitch/DBRS
ERISA Eligible	:	Yes
Registration	:	SEC Registered
Min Denoms	:	$1k x $1k
Bill & Deliver	:	J.P. Morgan
CUSIPs	:	A 981464GS3
M 981464GT1

Available Information:

*	Preliminary Prospectus (attached)
*	Ratings FWP (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.